CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-216946 on Form S-8 of our report dated March 27, 2018, relating to the consolidated financial statements of ProPetro Holding Corp, and Subsidiary, appearing in this Annual Report on Form 10-K of ProPetro Holding Corp. for the year ended December 31, 2017.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 27, 2018